As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

UNITED TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-0570975
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10 Farm Springs Road

Farmington, Connecticut 06032

(Address, including zip code, of principal executive offices)

UNITED TECHNOLOGIES CORPORATION

2018 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

PETER J. GRABER-LIPPERMAN, Esq.

Secretary

One Financial Plaza

Hartford, Connecticut 06101

(860) 728-7000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $1.00 per share	35,000,000	$124.18	$4,346,300,000	$541,114.35

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes any additional shares of common stock that become issuable under the United Technologies Corporation 2018 Long-Term Incentive Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on June 21, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the United Technologies Corporation 2018 Long-Term Incentive Plan (the “Plan”) as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by United Technologies Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(1) the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 9, 2018;

(2) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on April 27, 2018;

(3) the Company’s Current Reports on Form 8-K filed with the Commission on May 3, 2018 and May 18, 2018;

(4) the description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-3, filed with the Commission on April 29, 2016, or any registration statement or report subsequently filed under the Exchange Act of the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The legality of the securities offered pursuant to this Registration Statement has been passed on by Richard M. Kaplan, Esq., Vice President and Associate General Counsel of the Company. Mr. Kaplan is a shareowner of the Company’s common stock, holds equity awards under the Company’s equity compensation plans and is eligible to receive awards under the Plan.

Item 6. Indemnification of Directors and Officers

Article TENTH of the Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director of the Company, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (the “DGCL”) for payment of unlawful dividends or unlawful stock repurchases or redemption or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who is or was a party, or is threatened to be made a party, to any actual or threatened legal action, suit or proceeding, whether criminal, civil, administrative or investigative (other than by action by or in the right of the corporation), because of his or her service as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of anther corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred by him or her in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, (i) to the extent a present or former director or officer has been successful on the merits or otherwise in the legal action, indemnification for expenses actually and reasonably incurred is mandatory and (ii) with respect to any legal action by or in the right of the corporation itself, an officer, director or agent of the corporation is not entitled to indemnification if adjudged liable to the corporation, except for expenses actually and reasonably incurred if approved by the court.

Section 6.5 of the Company’s Bylaws provides that the Company is required to indemnify officers, directors, employees, fiduciaries and agents (and their heirs and legal representatives) of the Company or any constituent corporation absorbed in a consolidation or merger or of a subsidiary of the Company, or persons who serve as such with another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or any such constituent corporation or subsidiary, to the full extent permitted by Delaware law. The Company maintains insurance coverage for the purpose of providing indemnification benefits in certain circumstances.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit Title

4.1	Restated Certificate of Incorporation, restated as of April 25, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 25, 2016).

4.2	Bylaws, as amended and restated effective October 11, 2017 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 13, 2017).

4.3	United Technologies Corporation 2018 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 3, 2018).

5.1	Opinion of Richard M. Kaplan, Esq., Vice President and Associate General Counsel.

15.1	Awareness Letter of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.1	Consent of PricewaterhouseCoopers LLP (independent registered public accounting firm).

23.2	Consent of Richard M. Kaplan, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Farmington, and State of Connecticut, on this 22nd day of June 2018.

UNITED TECHNOLOGIES CORPORATION

By	/s/ Gregory J. Hayes
Gregory J. Hayes
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 22nd day of June 2018.

Signature	Title

/s/ Gregory J. Hayes	Director, Chairman and Chief Executive Officer
Gregory J. Hayes	(Principal Executive Officer)

/s/ Akhil Johri	Executive Vice President & Chief Financial Officer
Akhil Johri	(Principal Financial Officer)

/s/ Robert J. Bailey	Corporate Vice President, Controller
Robert J. Bailey	(Principal Accounting Officer)

*	Director
Lloyd J. Austin III

*	Director
Diane M. Bryant

*	Director
John V. Faraci

*	Director
Jean-Pierre Garnier

*	Director
Ellen J. Kullman

*	Director
Marshall O. Larsen

*	Director
Harold McGraw III

*	Director
Margaret (Meghan) L. O’Sullivan

*	Director
Frederic G. Reynolds

*	Director
Brian C. Rogers

*	Director
Christine Todd Whitman

*	Charles D. Gill, by signing his name hereto, does hereby sign this Registration Statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the Commission.

By:	/s/ Charles D. Gill
Charles D. Gill
Executive Vice President & General Counsel, as Attorney-in-Fact